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                                                                    EXHIBIT 10.6

                              MANAGEMENT AGREEMENT

                  This Management Agreement (this "Agreement"), dated as of December 15, 1998, by and between Special Devices, Incorporated, a Delaware corporation (the "Company"), and J.F. Lehman & Company, a Delaware corporation (the "Advisor").

                  WHEREAS, SDI Acquisition Corp. ("Acquisition") merged with and into the Company pursuant to which, among other things, (i) J.F. Lehman Equity Investors I, L.P. and JFL Co-Invest Partners I, L.P. made a capital contribution in the amount of $63,000,000 to Acquisition, (ii) Acquisition merged with and into the Company (the "Merger"), with the Company surviving such merger, (iii) each share of the Company's common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger, other than certain shares held by certain shareholders and members of Management, were converted into the right to receive cash, (iv) immediately after the Merger, Paribas Principal Inc. subscribed for 323,529 shares of the common stock of the Company for an aggregate purchase price of approximately $11,000,000, (v) the Company obtained debt financing in the amount of approximately $195,000,000 through a combination of the sale of debt securities in a private placement and borrowings under a senior credit facility and (vi) certain stockholders of the Company rolled over 1,530,419 shares of the Common Stock of the Company (all such transactions shall be collectively referred to herein as the "Recapitalization").

                  WHEREAS, the Company desires to retain Advisor to provide certain services rendered in transactions such as mergers, consolidations, sales or purchases of a significant amount of assets or capital stock, and financings involving public or private offering of debt or equity securities of the Company or the incurrence of other financing by the Company; and

                  WHEREAS, the Advisor wishes to provide such services to the Company, and the Company wishes to compensate the Advisor for such services.

                  NOW, THEREFORE, in consideration of the premises and the covenants and conditions contained herein, the parties hereto agree as follows:

1.       Compensation; Expenses.

         (a) Recapitalization Fee. The Company shall pay to the Advisor a one-time advisory fee (the "Recapitalization Fee") in the amount of $3,000,000 in consideration for the services rendered by the Advisor to the Company in connection with the Recapitalization. The Recapitalization Fee shall be paid on or as soon as reasonably practicable after the date hereof in immediately available funds by wire transfer to such account as the Advisor shall specify.

         (b) Future Transaction Fees. In addition to the Recapitalization Fee provided for above, the Advisor shall be entitled to receive additional compensation for services rendered in transactions such as mergers, consolidations, sales or purchases of a
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significant amount of assets or capital stock, and financings involving public or private offering of debt or equity securities of the Company or the incurrence of other financing by the Company. The compensation to be payable to the Advisor for services rendered in connection with any such transaction shall be such compensation as is customary for the type of services rendered in similar transactions and as may be agreed upon by the Company and the Advisor at such time.

         (c) Expenses. The Company shall reimburse the Advisor promptly upon request for travel and other out-of-pocket expenses incurred by the Advisor in connection with the performance of services pursuant to this Agreement. Salaries of employees of the Advisor and the ordinary expenses of maintaining the Advisor's offices are not reimbursable expenses pursuant to this Agreement.

2. Interest. In the event that the Company shall fail to pay all or any part of the fees or out-of-pocket expenses referred to in Article 1 hereof within 10 days after the date when due, then the Advisor shall be entitled to interest on the unpaid amount thereof at a rate equal to 10% per annum until paid.

3. Indemnification. The Company will indemnify and hold harmless the Advisor, its affiliates and their respective partners (both general and limited), officers, directors, employees, agents and representatives (each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, whether joint or several (the "Liabilities"), related to, arising out of or in connection with the services contemplated by this Agreement or the engagement of the Advisor pursuant to, and the performance by the Advisor of the services contemplated by, this Agreement. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys' fees and expenses) as are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party hereto. The Company will not be liable under the foregoing indemnification provision with respect to any Indemnified Party, to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of the Advisor.

         4. Term and Termination. This Agreement shall be effective as the date hereof and shall continue in effect until the earliest to occur of (i) December 31, 2008 and (ii) the closing of a sale to an entity which is not an "Affiliate" (as defined in Section 12b-2 of the Securities Exchange Act of 1934) of the Company or to any person that, on the date hereof, is a shareholder of the Company, of all or substantially all of the capital stock or assets of the Company. The provisions of Section 1(c) and Articles 2 and 3 shall survive the termination of this Agreement.
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5. Permissible Activities. Subject to applicable law, nothing herein shall in any way preclude the Advisor, its affiliates or their respective partners (both general and limited), officers, directors, employees, agents or representatives from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Company.

6. Consulting Relationship. It is understood and agreed that this Advisor shall for all purposes hereof be deemed to be an independent contractor and shall not, unless otherwise expressly authorized by the Company, have any authority to act for or represent the Company in any way, execute any transaction on behalf of the Company or otherwise be deemed an agent of the Company. No federal, state or local withholding deductions shall be withheld from the fees and other amounts payable to the Advisor pursuant to this Agreement unless otherwise required by law.

7. Representations and Warranties of the Advisor. The Advisor represents and warrants that it is not a party to or bound by any agreement or contract or subject to any restrictions, particularly, but without limitation, in connection with any previous or other consulting relationship, which prevents the Advisor from entering into and performing its obligations under this Agreement.

8. Miscellaneous.

                  (a) No amendment or waiver of any provision of this Agreement, or consent to any departure by either party hereto from any such provision, shall be effective unless the same shall be in writing and signed by each of the parties hereto. Any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                  (b) Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

         If to the Advisor:                 J.F. Lehman & Company
                                 450 Park Avenue
                            New York, New York 10022
                         Attention: Mr. Donald Glickman
                               Fax: (212) 634-1155

         If to the Company:                 Special Devices, Incorporated
                                            16830 West Placerita Canyon Road
                                            Newhall, California 91321
                                            Attention: The President
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                                            Fax: (805) 254-4721

                  (c) This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

                  (d) THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE. This Agreement shall inure to the benefit of, and be binding upon, the Advisor and the Company and their respective successors and permitted assigns. None of the rights or obligations of the parties hereunder may be assigned by either party without the prior written consent of the other party hereto, provided that the Advisor may assign its rights and obligations hereunder to any corporation or other entity controlled by or under common control with the Advisor.

                  (e) This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                  (f) The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

                  (g) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  (h) Notwithstanding anything set forth herein, payment of any and all amounts pursuant hereto (including, without limitation, the Recapitalization Fee) shall be expressly subject to the restrictions, if any, set forth in (x) Section 9.06 of the Credit Agreement, dated as of December 15, 1998, among the Company, the Banks from time to time party thereto and Bankers Trust Company, as Lead Arranger and Administrative Agent for such Banks and (y)
Section 4.03 of the Indenture, dated as of December 15, 1998, among the Company, the Guarantors named therein and United States Trust Company of New York, as trustee, (in each case as the same may be amended, modified or supplemented from time to time).
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                  IN WITNESS WHEREOF, this Agreement has been executed all as of the date first above written.

                                           SPECIAL DEVICES, INCORPORATED


                                           By: /s/ John T. Vinke
                                               --------------------------
                                      Name: John T. Vinke
                                     Title: Chief Financial Officer

                                           J.F. LEHMAN & COMPANY, INC.


                                           By: /s/ Donald Glickman
                                               --------------------------
                                      Name: Donald Glickman
                                     Title: Partner